                                                                      EXHIBIT 12


                AMERITRUCK DISTRIBUTION CORP. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (In thousands, except ratio amounts)
                                  (unaudited)



                                         Three Months Ended    Six Months Ended
                                              June 30,             June 30,
                                        --------------------  ------------------
                                          1996*      1995*     1996*     1995*
                                        ---------  ---------  --------  --------

Earnings:
 Income (loss) before income taxes and
  extraordinary loss                      $ (853)    $1,750    $ (641)   $3,250
                                          ------     ------    ------    ------


Fixed charges:
 Interest expense and amortization of
  debt discount and premium on all
  indebtedness                             3,955        833     7,643     1,558


 Portion of rent under long-term
  operating leases representative of an
  interest factor                            434         61       760       114


 Preferred stock dividend requirements
  of consolidated subsidiaries                 -         85         -       169
                                          ------     ------    ------    ------

     Total fixed charges                   4,389        979     8,403     1,841
                                          ------     ------    ------    ------

Earnings before income taxes and fixed
 charges                                  $3,536     $2,729    $7,762    $5,091
                                          ======     ======    ======    ======

Ratio of earnings to fixed charges  (1)        -      2.79x         -     2.77x
                                          ======     ======    ======   =======


(1) The Company's earnings were insufficient to cover fixed charges by $853 and $641 for the three and six month periods ended June 30, 1996.


* Comparisons between periods are affected by acquisitions - see Note 2 contained in the unaudited Notes to Consolidated Financial Statements.